MERCURIUS

MERCURIUS & ASSOCIATES LLP
+91 11 4559 6689
info@masllp.com
www.masllp.com

CONSENT LETTER

We hereby consent to file the Form 1-A for the period ended September 30, 2025 and for the year ended December 31, 2024 of Doc.com Inc. and it's subsidiaries (the "Company") of our review dated March 31, 2026, with respect to the consolidated financial statements of the Company for the period ended September 30, 2025 and for the year ended December 31, 2024 and the related notes to the financial statements.

Mercurius & Associates LLP

Mercurius and Associates LLP

New Delhi, India
March 31, 2026

CA INDIA

LLPIN: AAG-1471
A-94/8, Wazirpur Industrial Area
New Delhi-110052, India